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Exhibit 99


FOR IMMEDIATE RELEASE

           UWINK ANNOUNCES RESULTS OF SPECIAL MEETING OF STOCKHOLDERS

LOS ANGELES - July 24, 2007 - uWink, Inc. (OTC Bulletin Board: UWNK - News), a developer of digital media entertainment software and an interactive restaurant concept, announced today that the company's stockholders approved all three proposals presented for consideration at its Special Meeting of Stockholders held on July 23, 2007.

At the meeting, approximately 99% of all stockholders voting in person or by proxy approved each of the three proposals submitted for approval, as described below:

1. The proposal to change uWink's state of incorporation from Utah to Delaware, pursuant to a merger with and into a newly-formed Delaware corporation that was initially a wholly-owned subsidiary of uWink;

2. The proposal to increase uWink's authorized number of shares of common stock from 50,000,000 to 100,000,000 (which, after giving effect to the reverse stock split described below, resulted in an increase in the authorized shares from 12,500,000 to 25,000,000); and

3. The proposal to effect a reverse stock split, pursuant to which every four shares of uWink's common stock issued and outstanding was combined into one share of common stock.

The corporate actions approved pursuant to each of the proposals were effected as of July 23, 2007.

About uWink:
The uWink restaurant concept allows customers to order food, drinks, games and other digital media at the table through proprietary touch screen terminals. uWink, Inc. is led by entertainment and restaurant visionary Nolan Bushnell, founder and former CEO of Atari and Chuck E. Cheese (NYSE: CEC). For more information, visit WWW.UWINK.COM.

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Media Contact:

Alissa Tappan
VP, Marketing and Public Relations
uWink
415-235-9532
alissa@uwink.com
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